Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	List Underwood or Dana Nolan
(205) 264-4551	(205) 581-7890

Regions reports third quarter earnings; results reflect continued growth in loans and higher net interest income

BIRMINGHAM, Ala. - (BUSINESS WIRE) - October 20, 2015 - Regions Financial Corporation (NYSE:RF) today announced earnings for the third quarter of 2015. The company reported net income available to common shareholders from continuing operations of $246 million and earnings per diluted share of $0.19.

“This quarter’s results affirm that our focus on meeting customer needs and diversifying our business model is producing results,” said Grayson Hall, chairman, president and CEO. “We acquired new customers and increased loans to consumers and businesses while also growing net interest income.”

SUMMARY OF THIRD QUARTER 2015 RESULTS:

	Quarter Ended
($ amounts in millions, except per share data)	9/30/2015	6/30/2015	9/30/2014
Income from continuing operations (A)	$262	$289	$317
Income (loss) from discontinued operations, net of tax	(4)	(4)	3
Net income	258	285	320
Preferred dividends (B)	16	16	20
Net income available to common shareholders	$242	$269	$300
Net income from continuing operations available to common shareholders (A) – (B)	$246	$273	$297

Diluted earnings per common share from continuing operations:	$0.19	$0.20	$0.21

Diluted earnings per common share:	$0.18	$0.20	$0.22

Third quarter 2015 results compared to third quarter 2014:

•	Ending loans totaled $81 billion, an increase of $4 billion or 6 percent as production increased 20 percent.

◦	Business lending balances increased 7 percent as production increased 19 percent.

◦	Consumer lending balances increased 4 percent as production increased 24 percent.

•	Average deposit balances totaled $97 billion, an increase of $3 billion or 3 percent; low-cost deposits increased 5 percent.

•	Net interest income increased $15 million or 2 percent; net interest margin declined 5 basis points to 3.13 percent.

•	Non-interest income totaled $497 million, an increase of 1 percent on an adjusted basis(1).

•	Non-interest expenses increased 8 percent on an adjusted basis(1).

•	Net charge-offs declined 20 percent, representing 0.30 percent of average loans and non-accrual loans (excluding loans held for sale) declined 6 percent.

Third quarter 2015 results compared to second quarter 2015:

•	Ending loans increased $914 million or 1 percent.

◦	Business lending balances increased 1 percent.

◦	Consumer lending balances increased 2 percent.

•	Average deposit balances were $97 billion, up modestly from the prior quarter.

•	Net interest income increased 2 percent; net interest margin declined 3 basis points.

•	Non-interest income decreased 2 percent on an adjusted basis(1).

•	Non-interest expenses increased 4 percent on an adjusted basis(1).

•	Total loan loss provision declined $3 million and non-accrual loans (excluding loans held for sale) were 0.97 percent of total loans.

•	The fully phased-in pro-forma Common Equity Tier 1 ratio(1)(2) was estimated at 10.7 percent and the loan-to-deposit ratio was 83 percent.

THIRD QUARTER 2015 FINANCIAL RESULTS:
Selected items impacting earnings

	Quarter Ended
($ amounts in millions, except per share data)	9/30/2015	6/30/2015
Pre-tax select items:
Insurance proceeds		$90
Professional, legal and regulatory expenses		(48)
Branch consolidation, property and equipment charges		(27)
Deposit administrative fee (assessment)/refunds*	$(23)	6

Diluted EPS impact	(0.01)	0.01
* June 30, 2015 column above has been adjusted to reflect deposit administrative fee refunds

Deposit administrative fees increased from the second quarter due to an expense of $23 million related to prior assessments, while second quarter included a $6 million refund from over payments.

Total revenue

	Quarter Ended
($ amounts in millions)	9/30/2015	6/30/2015	9/30/2014	3Q15 vs. 2Q15		3Q15 vs. 3Q14
Net interest income	$836	$820	$821	$16	2.0%	$15	1.8%
Net interest income (FTE)	$855	$839	$837	$16	1.9%	$18	2.2%
Net interest margin (FTE)	3.13%	3.16%	3.18%

Non-interest income:
Service charges on deposit accounts	167	168	181	(1)	(0.6)%	(14)	(7.7)%
Card and ATM fees	93	90	85	3	3.3%	8	9.4%
Wealth management	102	97	90	5	5.2%	12	13.3%
Mortgage income	39	46	39	(7)	(15.2)%	—	—%
Bank-owned life insurance	17	18	20	(1)	(5.6)%	(3)	(15.0)%
Capital markets fee income and other	29	27	24	2	7.4%	5	20.8%
Commercial credit fee income	20	21	16	(1)	(4.8)%	4	25.0%
Insurance proceeds	—	90	—	(90)	(100.0)%	—	NM
Other	30	33	42	(3)	(9.1)%	(12)	(28.6)%
Non-interest income	497	590	497	(93)	(15.8)%	—	—%
Total Revenue	$1,333	$1,410	$1,318	$(77)	(5.5)%	$15	1.1%

Adjusted total revenue, taxable-equivalent basis (non-GAAP)(1)	$1,339	$1,333	$1,318	$6	0.5%	$21	1.6%

Total revenue was $1.3 billion, an increase of $6 million on an adjusted basis(1) compared to the prior quarter. The increase was driven by higher net interest income. Net interest income on a fully taxable equivalent basis was $855 million, an increase of $16 million or 2 percent from the previous quarter. The increase was driven primarily by loan growth and balance sheet hedging strategies, partially offset by the persistently low interest rate environment and lower loan spreads. The net interest margin decreased 3 basis points from the second quarter to 3.13 percent, related to lower asset yields and higher cash balances.

Non-interest income totaled $497 million in the third quarter, a decline of 2 percent on an adjusted basis(1), relative to a strong second quarter. The quarter-over-quarter decline was driven in part by lower mortgage revenue due to lower benefit from the mortgage servicing rights and related hedge. However, other categories including wealth management, capital markets and card and ATM income increased from the second quarter.

Wealth Management income increased $5 million or 5 percent driven by a 15 percent increase in insurance income. The company continues to invest in the insurance group and in the third quarter acquired an insurance team from Atlanta, GA, that specializes in group employee benefits. Regions will continue to evaluate additional opportunities to expand capabilities and meet the needs of a diverse group of customers.

Capital Markets income increased $2 million to $29 million, mainly related to fees for loan syndications. In addition, card and ATM fees increased $3 million or 3 percent quarter-over-quarter due to increased credit card usage as well as number of active credit cards.

Non-interest expense

	Quarter Ended
($ amounts in millions)	9/30/2015	6/30/2015	9/30/2014	3Q15 vs. 2Q15		3Q15 vs. 3Q14
Salaries and employee benefits	$470	$477	$456	$(7)	(1.5)%	$14	3.1%
Professional, legal and regulatory expenses	25	71	36	(46)	(64.8)%	(11)	(30.6)%
Net occupancy expense	90	89	92	1	1.1%	(2)	(2.2)%
Furniture and equipment expense	77	76	73	1	1.3%	4	5.5%
Outside services	38	40	32	(2)	(5.0)%	6	18.8%
Deposit administrative fee	46	15	20	31	206.7%	26	130.0%
Branch consolidation, property and equipment charges	1	27	—	(26)	(96.3)%	1	NM
Credit/checkcard expenses	15	13	11	2	15.4%	4	36.4%
Other	133	126	106	7	5.6%	27	25.5%
Total non-interest expense from continuing operations	$895	$934	$826	$(39)	(4.2)%	$69	8.4%
Total adjusted non-interest expense(1)	$894	$859	$826	$35	4.1%	$68	8.2%

Non-interest expense totaled $895 million in the third quarter, an increase of 4 percent on an adjusted basis(1) compared to the second quarter. Deposit administrative fees increased $31 million, primarily due to an expense of $23 million related to prior assessments, while second quarter included a $6 million refund from over payments. Future run rates for this expense should be in the $22 million to $25 million range per quarter.

Total salaries and benefits declined 1 percent from the previous quarter. Although additional headcount drove an increase in base salaries, this was offset by lower performance based incentives. Outside services expense declined 5 percent from the prior quarter due to lower risk management and compliance related costs. Additionally, net occupancy expenses increased, due in part to higher utility costs. Furniture and equipment expenses increased as the company continues to make investments in technology and infrastructure that will improve efficiency over the long term.

The adjusted efficiency ratio(1) was 66.8 percent. Excluding the additional assessment expenses related to deposit administrative fees, the resulting efficiency ratio(1) was 65.0 percent. Under the current operating environment with continued low interest rates, the company is committed to disciplined expense management and is taking steps to improve efficiencies and lower costs.

Income taxes
The effective tax rate for the third quarter was 30.7 percent compared to 30.1 percent in the second quarter, which included additional benefits from the conclusion of state and federal tax exams.

Loans

	As of and for Quarter Ended
				09/30/2015		09/30/2015
($ amounts in millions)	9/30/2015	6/30/2015	9/30/2014	vs. 6/30/2015		vs. 9/30/2014
Total commercial	$44,053	$43,592	$40,873	$461	1.1%	$3,180	7.8%
Total investor real estate	6,911	6,928	6,818	(17)	(0.2)%	93	1.4%
Business Lending	50,964	50,520	47,691	444	0.9%	3,273	6.9%
Residential first mortgage	12,730	12,589	12,264	141	1.1%	466	3.8%
Home equity	10,947	10,899	10,968	48	0.4%	(21)	(0.2)%
Indirect—vehicles	3,895	3,782	3,543	113	3.0%	352	9.9%
Indirect—other consumer	490	383	202	107	27.9%	288	142.6%
Consumer credit card	1,016	992	964	24	2.4%	52	5.4%
Other consumer	1,021	984	975	37	3.8%	46	4.7%
Consumer Lending	30,099	29,629	28,916	470	1.6%	1,183	4.1%
Total Loans	$81,063	$80,149	$76,607	$914	1.1%	$4,456	5.8%

Average Loans	$80,615	$79,175	$76,279	$1,440	1.8%	$4,336	5.7%

Total loan balances were $81 billion at the end of the quarter, an increase of $914 million or 1 percent. Importantly, this growth occurred across most product lines and geographies.

The business lending portfolio totaled $51 billion at the end of the quarter, an increase of $444 million or 1 percent, driven by specialized lending, which experienced growth across all categories. This growth was led by power and utilities, healthcare, technology and defense and restaurant. Total commercial loans increased $461 million or 1 percent while investor real estate loans remained relatively stable. Commitments increased 2 percent; however, commercial line utilization declined 33 basis points to 46.0 percent from the previous quarter.

The consumer lending portfolio increased 2 percent from the prior quarter, reaching $30 billion at period end, with growth in every product category. Residential first mortgage balances increased 1 percent and home equity balances increased $48 million as new production outpaced run-off. Indirect-vehicle lending continued to expand as balances increased $113 million or 3 percent from the previous quarter and production increased 8 percent. Indirect-other increased $107 million or 28 percent as the company continued to diversify its consumer loan portfolio. Additionally, consumer credit card balances increased $24 million or 2 percent as active credit cards increased 3 percent and the company's penetration rate of existing customers increased to approximately 17 percent.

Deposits

	As of and for Quarter Ended
				09/30/2015		09/30/2015
($ amounts in millions)	9/30/2015	6/30/2015	9/30/2014	vs. 6/30/2015		vs. 9/30/2014
Low-cost deposits	$89,194	$88,957	$85,363	$237	0.3%	$3,831	4.5%
Time deposits	7,984	8,118	8,767	(134)	(1.7)%	(783)	(8.9)%
Total Deposits	$97,178	$97,075	$94,130	$103	0.1%	$3,048	3.2%

Average Deposits	$97,166	$97,100	$93,971	$66	0.1%	$3,195	3.4%

Total average deposit balances were $97 billion, an increase of $66 million from the prior quarter. Average low-cost deposits increased $206 million in the quarter and represented 92 percent of average deposits in the third quarter, reflecting the company's solid funding base. Deposit costs remained near historical lows at 11 basis points and total funding costs remained at 25 basis points.

Asset quality

	As of and for the Quarter Ended
	9/30/2015	6/30/2015	9/30/2014
ALL/Loans, net	1.38%	1.39%	1.54%
Net loan charge-offs as a % of average loans, annualized	0.30%	0.23%	0.39%
Non-accrual loans, excluding loans held for sale/Loans, net	0.97%	0.94%	1.09%
NPAs (ex. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale	1.14%	1.13%	1.30%
NPAs (inc. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale	1.40%	1.38%	1.61%
Total TDRs	1,312	1,404	1,694
Net charge-offs totaled $60 million and represented 0.30 percent of average loans. The provision for loan losses was $60 million and the resulting allowance for loan and lease losses was 1.38 percent of total loans outstanding at the end of the quarter. Non-accrual loans (excluding loans held for sale) were 0.97 percent of total loans, an increase of 3 basis points from the prior quarter; however, troubled debt restructured loans declined 7 percent. Total business services criticized and classified loans increased 10 percent which was driven by some weakening in a small number of larger loans primarily within the energy portfolio. Given the current phase of the credit cycle, volatility in certain credit metrics can be expected, especially related to large-dollar commercial credits and fluctuating commodity prices.

Capital and liquidity

	As of and for Quarter Ended
	9/30/2015	6/30/2015	9/30/2014
Basel I Tier 1 common equity risk-based ratio (non-GAAP)(3)	N/A	N/A	11.8%
Basel III Common Equity Tier 1 ratio(2)	11.0%	11.3%	N/A
Basel III Common Equity Tier 1 ratio — Fully Phased-In Pro-Forma (non-GAAP)(1)(2)(3)	10.7%	11.1%	11.2%
Tier 1 capital ratio(2)(3)(4)	11.7%	12.1%	12.7%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	9.34%	9.52%	9.82%
Tangible common book value per share (non-GAAP)(1)	$8.58	$8.37	$8.14

Under the Basel III capital rules, Regions’ estimated ratios remain well above current regulatory requirements. The Tier 1(2)(3)(4) and Common Equity Tier 1(2) ratios were estimated at 11.7 percent and 11.0 percent, respectively, at quarter-end under the phase-in provisions. In addition, the Common Equity Tier 1 ratio(1)(2)(3) was estimated at 10.7 percent on a fully phased-in basis.

During the third quarter, the company repurchased $270 million or 26.6 million shares of common stock. In addition, the company declared $79 million in dividends to common shareholders.

The company’s loan-to-deposit ratio at the end of the quarter was 83 percent. The company remains well-positioned as it relates to the final liquidity coverage ratio rule and expects to be fully compliant by the January 2016 deadline.

(1)	Non-GAAP, refer to pages 9 and 18 of the financial supplement to this earnings release

(2)	Current quarter Basel III common equity Tier 1, and Tier 1 capital ratios are estimated.

(3)
Regions' regulatory capital measures for periods prior to the first quarter of 2015 were not revised to reflect the retrospective application of new accounting guidance related to investments in qualified affordable housing projects.

(4)
Beginning in the first quarter of 2015, Regions' regulatory capital ratios are calculated pursuant to the phase-in provisions of the Basel III capital rules. All prior period ratios were calculated pursuant to the Basel I capital rules.

Conference Call
A replay of the earnings call will be available from Tuesday, October 20, 2015, at 2 p.m. ET through Friday, November 20, 2015. To listen by telephone, please dial 1-855-859-2056, and use access code 39900604. An archived webcast will also be available until November 20 on the Investor Relations page of www.regions.com.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $125 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,630 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect Regions’ current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•
Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, unemployment rates and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

•
Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

•
Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

•
Any impairment of our goodwill or other intangibles, or any adjustment of valuation allowances on our deferred tax assets due to adverse changes in the economic environment, declining operations of the reporting unit, or other factors.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•
Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Our ability to effectively compete with other financial services companies, some of whom possess greater financial resources than we do and are subject to different regulatory standards than we are.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Our inability to develop and gain acceptance from current and prospective customers for new products and services in a timely manner could have a negative impact on our revenue.

•
Changes in laws and regulations affecting our businesses, such as the Dodd-Frank Act and other legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

•
Our ability to obtain no regulatory objection (as part of the comprehensive capital analysis and review ("CCAR") process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments, may impact our ability to return capital to stockholders and market perceptions of us.

•
Our ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition could be negatively impacted.

•
The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

•
Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act.

•	The inability of our internal disclosure controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly on our businesses.

•
The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage, which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

•
Our ability to identify and address cyber-security risks such as data security breaches, "denial of service" attacks, "hacking" and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information; increased costs; losses; or adverse effects to our reputation.

•	Possible downgrades in our credit ratings or outlook could increase the costs of funding from capital markets.

•
The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

•
The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses; result in the disclosure of and/or misuse of confidential information or proprietary information; increase our costs; negatively affect our reputation; and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to stockholders.

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies could materially affect how we report our financial results.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.

The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission.
The words “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.
Regions’ Investor Relations contacts are List Underwood and Dana Nolan at (205) 581-7890; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures
Management uses the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Net interest income on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

The calculation of the fully phased-in pro-forma "Common equity Tier 1" (CET1) is based on Regions’ understanding of the Final Basel III requirements. For Regions, the Basel III framework became effective on a phased-in approach starting in 2015 with full implementation beginning in 2019. The calculation includes estimated pro-forma amounts for the ratio on a fully phased-in basis. Regions’ current understanding of the final framework includes certain assumptions, including the Company’s interpretation of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as analysis and discussions with regulators continue. Because Regions is not currently subject to the fully-phased in capital rules, this pro-forma measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently from Regions’ disclosed calculation.

A company's regulatory capital is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to broad risk categories. The aggregated dollar amount in each category is then multiplied by the prescribed risk-weighted percentage. The resulting weighted values from each of the categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. CET1 capital is then divided by this denominator (risk-weighted assets) to determine the CET1 capital ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements on a fully phased-in basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance